Exhibit 5.1

August 5, 2004

Embarcadero Technologies, Inc.

100 California Street, 12th Floor

San Francisco, California 94105

Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Embarcadero Technologies, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on or about August 5, 2004 (the “Registration Statement”), for the purpose of registering under the Securities Act of 1933, 2,000,000 shares of its Common Stock, $.001 par value per share (the “Shares”). The Shares are issuable under the Company’s 2004 Equity Incentive Plan (the “Plan”).

In connection with this opinion, we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies.

In rendering our opinion, we have examined the following records, documents and instruments:

(a)	The Amended and Restated Certificate of Incorporation of the Company, certified by the Delaware Secretary of State as of August 4, 2004 and certified to us by an officer of the Company as being complete and in full force and effect as of the date of this opinion;

(b)	The Amended and Restated Bylaws of the Company, certified to us by an officer of the Company as being complete and in full force and effect as of the date of this opinion;

(c)	A Certificate of an officer of the Company (i) attaching records certified to us as constituting all records of proceedings and actions of the Board of Directors, including any committee thereof, and stockholders of the Company relating to the Shares, the Plan and the Registration Statement, and (ii) certifying as to certain factual matters;

(d)	Information provided by the Company’s transfer agent as to the number of shares of the Company’s Common Stock outstanding as of August 4, 2004;

(e)	The Registration Statement; and

(f)	The Plan.

This opinion is limited to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We disclaim any opinion as to the laws of any other jurisdiction. We further disclaim any opinion as to any other statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body or as to any related judicial or administrative opinion.

Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of this opinion, and assuming that (i) the Registration Statement becomes and remains effective during the period when the Shares are offered, issued and sold, (ii) the

Shares are issued, delivered and paid for in accordance with the terms of the Plan and (iii) all applicable securities laws are complied with, it is our opinion that the Shares covered by the Registration Statement, if and when issued and sold by the Company, after payment therefor in the manner provided in the Plan, will be legally issued, fully paid and nonassessable.

This opinion is rendered to you in connection with the Registration Statement and we disclaim any obligation to advise you of any change of law that occurs, or any facts of which we may become aware, after the date of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Heller Ehrman White &

McAuliffe LLP